As filed with the Securities and Exchange Commission on August 30, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

the Securities Act of 1933

ARDMORE SHIPPING CORPORATION

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	66-0804797
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Ardmore Shipping Corporation

Belvedere Building

69 Pitts Bay Road, Ground Floor

Pembroke, HM08 Bermuda

+1 441 405 7800

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

Ardmore Shipping Corporation 2013 Equity Incentive Plan

(Full title of the plan)

Seward & Kissel LLP

Attention: Keith J. Billotti, Esq.

One Battery Park Plaza

New York, New York 10004

(212) 574-1274

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Danielle Benderly

Perkins Coie LLP

1120 N.W. Couch Street, Tenth Floor

Portland, OR 97209-4128

(503) 727-2011

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Ardmore Shipping Corporation relating to 1,000,000 additional shares of common stock, par value $0.01 per share, authorized to be issued pursuant to the Ardmore Shipping Corporation 2013 Equity Incentive Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of documents by reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the U.S. Securities and Exchange Commission (the “SEC”):

a.	The Registrant’s Annual Report on Form 20-F for the year ended December 31, 2023, filed with the SEC on March 15, 2024;

b.

The Reports on Form 6-K, dated May 3, 2024, May 8, 2024 (which contains our unaudited condensed interim consolidated financial statements and related notes for the three months ended March 31, 2024 and March 31, 2023) and July 31, 2024 (which contains our unaudited condensed interim consolidated financial statements and related notes for the three and six months ended June 30, 2024 and June 30, 2023);

c.

The description of the Registrant’s capital stock, as described in the Registrant’s Registration Statement on Form 8-A filed on July  29, 2013, as updated by Exhibit 2.2 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023 filed with the SEC on March 15, 2024, including any subsequent amendments or reports filed for the purpose of updating such description; and

d.

All other reports filed with the SEC pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in a. above.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Marshall Islands Business Corporations Act authorizes corporations to limit the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our Amended and Restated Bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorney’s fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and this insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws may discourage shareholders from bringing a lawsuit against directors or officers for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation of Ardmore Shipping Corporation (incorporated by reference to Exhibit 3.1 of our Registration Statement on Form F-1/A, File No. 333-189714, filed with the Securities and Exchange Commission on July 22, 2013).

4.2	Amended and Restated Bylaws of Ardmore Shipping Corporation (incorporated by reference to Exhibit 3.2 of our Registration Statement on Form F-1/A, File No. 333-189714, filed with the Securities and Exchange Commission on July 22, 2013).

4.3	Form of Common Share Certificate (incorporated by reference to Exhibit 4.1 of our Registration Statement on Form F-1, File No. 333-189714, filed with the Securities and Exchange Commission on June 28, 2013).

5.1*	Opinion of Seward & Kissel LLP as to the legality of the securities being registered.

23.1*	Consent of Seward & Kissel LLP (contained in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

99.1*	2013 Equity Incentive Plan

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(i) and (a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnity provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cork, Ireland, on August 30, 2024.

ARDMORE SHIPPING CORPORATION

By:	/s/ Bart B. Kelleher
Bart B. Kelleher, Chief Financial Officer, Secretary

POWER OF ATTORNEY

Each person whose signature appears below appoints Gernot Ruppelt and Bart Kelleher, or either of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name or her and in her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on August 30, 2024.

Signature	Date

/s/ Anthony Gurnee	August 30, 2024
Anthony Gurnee,
Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Bart B. Kelleher	August 30, 2024
Bart B. Kelleher,
Chief Financial Officer and Secretary (principal financial officer and principal accounting officer)

/s/ Curtis Mc Williams	August 30, 2024
Curtis Mc Williams,
Director, Chairman of the Board

/s/ James Fok	August 30, 2024
James Fok,
Director

/s/ Kirsi Tikka	August 30, 2024
Kirsi Tikka,
Director

/s/ Mats Berglund	August 30, 2024
Mats Berglund,
Director

/s/ Helen Tveitan de Jong	August 30, 2024
Helen Tveitan de Jong,
Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Ardmore Shipping Corporation, has signed this registration statement in the City of Newark, Delaware, on August 30, 2024.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director